Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE January 30, 2014	For More information contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS REPORTS FISCAL 2014 FIRST QUARTER FINANCIAL RESULTS

➢	MTS posts $0.78 Non-GAAP EPS exceeding $0.65 - $0.75 outlook range on $138.4 million revenue; EPS was $0.59 including $0.19 restructuring charge
➢	Sensors revenue growth of 15 percent and 18 percent backlog growth reflects strong, broad-based market improvement
➢	Test Service orders grew 18 percent on strong demand in Europe and the Americas
➢	Market conditions provide momentum for fiscal 2014; Company reaffirms previous guidance: revenue of $585 to $605 million and EPS of $3.55 to $3.70, excluding the restructuring charge

Eden Prairie, Minn., January 30, 2014 – MTS Systems Corporation (NASDAQ: MTSC), a leading global supplier of high-performance test systems and position sensors, today reported fiscal 2014 first quarter financial results.

“Our first quarter results were in line with expectations we communicated last quarter,” said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS Systems. “Revenue was slightly less than our range, driven by normal large-project schedule variances, while earnings exceeded the high end of our range based on the performance of our Sensors business and higher Test business operating margins. We are pleased about our start to the fiscal year and are confirming our full year outlook for revenue and EPS.

“As previously forecasted, during the first quarter we took $4.3 million of the $4 to $6 million of expected fiscal year 2014 restructuring costs for workforce reduction and other related costs. These productivity improvements are associated with our IT system enhancements and related business process improvements in our Test business. The remaining $1 to $2 million of costs will occur in the second quarter. We believe these actions will generate nearly $5 million in cost savings this year, and over $6 million in annualized savings in fiscal 2015 and beyond, providing us with a robust platform for future volume growth. We will be investing a substantial portion of these savings back into the Test business, over time, to support our long-term growth objectives. We plan to make these future investments in Test research and development, as well as Test Services sales and infrastructure, and our emerging market sales teams, all of which are essential to support our rapidly expanding customer base in the developing economies,” said Dr. Graves.

MTS News Release

First Quarter Results

Orders were $138.8 million, essentially flat compared to the fiscal 2013 first quarter. Base order growth of 3 percent in Test combined with 15 percent growth in Sensors was offset by normal variability in large-order timing. There were two large Test orders (>$5 million) in the quarter totaling $13.9 million compared to two large Test orders in the same period last year totaling $20.7 million. Backlog of $288 million was relatively flat compared to the prior year.

Revenue was $138.4 million, down 3 percent compared to the prior year, reflecting a 6 percent decline in Test, as expected given the large backlog conversion in the fourth quarter of fiscal year 2013, partially offset by a 15 percent growth in Sensors.

As previously communicated, productivity benefits from investments in Test business processes are expected to result in approximately $5 million of cost savings in the current fiscal year. Associated with these savings, MTS initiated workforce and other cost-reduction actions that resulted in restructuring charges in the first quarter and will result in additional charges in the second quarter of fiscal 2014. The first quarter included a pretax restructuring charge for severance and related costs of $4.3 million, or $0.19 per share. The restructuring charge impacted gross margin by $2.6 million and the remaining $1.7 million was included in operating expenses. The second quarter charge is expected to be $1 to $2 million.

Excluding the restructuring charge the results are as follows. Gross profit was relatively flat compared to the prior year on lower revenue, while the gross margin rate increased 1.5 percentage points from reduced spending on productivity and infrastructure initiatives. Income from operations declined 8 percent resulting from a $2.2 million increase in operating expenses, which were driven by ongoing investments to support growth in Services, sales, and research and development. Earnings per share were $0.78. See “Non-GAAP Financial Measures” below for further information.

Including the restructuring charge, gross profit of $54.5 million was down 4 percent compared to the prior year at a gross margin rate of 39.4 percent. Income from operations totaled $14.1 million, down 29 percent compared to the prior year. Earnings per share were $0.59, compared to $0.87 per share in the prior year.

Uses of Cash

Cash and cash equivalents at the end of the first quarter totaled $53.5 million, compared to $48.3 million at the end of fiscal 2013. During the first quarter, operating activities generated cash of $23.8 million, driven by earnings and a $3.3 million reduction in working capital. During the first quarter, the Company paid $4.6 million in dividends to shareholders, purchased approximately 166,900 shares of its common stock for $11.0 million, and invested $4.6 million in capital expenditures.

Segment Results

Test Segment:

“Revenue for the quarter was down 6 percent, but in line with our expectations based on timing and mix of projects in backlog,” said Dr. Graves. “Orders were down slightly in the quarter and were impacted by fewer large orders compared to a year ago. While large order flow is historically uneven, we were pleased that base orders were up 3 percent in the quarter, including an 18 percent increase in Service orders. We remain confident about the long-term macroeconomic drivers for the Test business even though some of our customers have delayed the timing of large capital equipment purchases.

“Excluding the restructuring charge, improvements in both the gross profit and operating income rates were a highlight in the Test business this quarter. We are beginning to experience some of the benefits from the investments made over the past two years, and we will continue to reinvest a substantial portion of these savings into our growth initiatives. We also remain excited about the progress of and opportunities for our Service business. We believe this higher-margin Service business will further deepen our customer relationships and accelerate revenue and profit margin increase,” said Dr. Graves.

MTS News Release

Total orders for the Test segment were $113.0 million, down 3 percent compared to the prior year, primarily driven by variability in large-order timing. Two large orders totaling $13.9 million, an $8.0 million structures order for seismic testing and a $5.9 million ground vehicle order for suspension testing, both in China, were down compared to large orders totaling $20.7 million in Europe and the Americas last year. Base orders increased 3 percent, primarily driven by an 18 percent increase in Test Service orders from strong demand in Europe and the Americas, and structures orders in Asia. Backlog of $272 million declined 1 percent compared to the first quarter of fiscal 2013.

Revenue declined 6 percent to $113.5 million, primarily due to lower beginning backlog.

Excluding the restructuring charge the results for Test were as follows. Gross profit was down $1.4 million, or 3 percent, on lower volume, while the gross margin rate increased 1.2 percentage points. A lower level of spending on productivity and infrastructure initiatives, compared to the prior year, improved the rate by approximately 2 percentage points, and favorable manufacturing variances improved the rate by approximately 1 percentage point. An unfavorable mix of lower margin products and services negatively impacted the rate by approximately 1 percentage point. Operating expenses increased $0.9 million compared to the prior year. The increase was driven by continued investment in selling resources and research and development to accelerate growth. Income from operations declined $2.3 million, primarily due to the lower volume and higher operating expenses.

Including the previously mentioned restructuring charge of $2.6 million, gross profit was $40.6 million, down 9 percent compared to the same quarter last year. The gross margin rate was 35.8 percent, a decrease of 1.1 percentage points. Income from operations totaled $9.8 million, down $6.6 million compared to the prior year, driven by decreased gross profit on lower volume, the restructuring charge, and higher operating expenses.

Sensors Segment:

“We are very pleased that the recent Sensors business growth trend is continuing,” said Dr. Graves. “Orders were up 15 percent, driven by broad-based market momentum as our customer base expanded and our larger customers made more significant longer-term purchase commitments than they did last year. This is a strong signal that their confidence in the business outlook has increased. In addition to orders, revenue, operating income and backlog all posted gains in the mid-to-high teens. These gains came from all sectors of our customer base, and this continuing market momentum positions Sensors for a stronger 2014.”

Orders were $25.8 million, up 15 percent compared to the prior year. This increase resulted from worldwide growth in all markets, partially offset by 2 percent negative currency translation. The industrial and mobile hydraulic markets were up 16 percent and 8 percent, respectively. Backlog of $16 million grew 17 percent compared to the same quarter last year.

Revenue grew 15 percent to $24.9 million, net of a 3 percent negative currency translation, on higher beginning backlog and order volume. Gross profit was $13.9 million, up 16 percent compared to the same quarter last year. The gross margin rate was 55.7 percent, relatively flat compared to the prior year. Operating expenses increased $1.3 million, compared to the prior year, primarily due to continued investment in selling, marketing, and research and development to drive growth. Income from operations was $4.3 million, up 17 percent compared to the prior year.

Outlook

“While the Test business order pattern continues to show signs of volatility and delays, the opportunity pipeline of approximately $869 million of potential new orders is very strong, and there is clearly continuing momentum in the Sensors business,” said Dr. Graves. “As a result, our outlook for the remainder of the first half of FY14 remains the same as stated last quarter. We expect revenue in the second quarter to be $136 to $141 million, and earnings per share excluding the additional restructuring charge to be $0.65 to $0.78.”

MTS News Release

Dr. Graves concluded by saying, “From a global economic perspective, we continue to expect conditions to improve modestly, which should result in fiscal 2014 being another record year. With our new offerings, business process improvements, positive macroeconomic trends, and productivity improvements in our Test business, combined with stronger demand and new product development in the Sensors business, we believe our performance will build through the year with the second half delivering stronger results than the first half. We are well-positioned to capitalize on improving market conditions as they occur. We therefore reaffirm our previous outlook for the full year.”

For the full fiscal year, orders growth is expected to be in the mid-single digits and the revenue range is expected to be $585 to $605 million. Earnings per share are expected to be $3.55 to $3.70, excluding the restructuring cost impact of $0.22 to $0.26. This represents earnings per share growth of 2 to 6 percent, after adjusting for the $0.15 per share, or 4 percentage-points, non-recurring R&D tax benefit the Company recorded in fiscal 2013.

Non-GAAP Financial Measures

We believe that disclosing earnings per share excluding the impact from the restructuring charge is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Earnings per share excluding this cost is a financial measure that does not reflect generally accepted accounting principles (GAAP). We calculate this measure by adding back the after-tax effect of the restructuring charges to net income and dividing the result by the weighted average shares outstanding. Investors should consider this non-GAAP financial measure in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. A reconciliation of the components of this measure to the most directly comparable GAAP financial measure is included in Exhibit B to this release.

First Quarter Conference Call

A conference call will be held on January 31, 2014, at 10 a.m. EST (9 a.m. CST). Call +1-719-325-2420 (Toll Free: +1-888-329-8877); and reference the conference pass code “3727600”. Telephone replay will be available until 12 p.m. CST, February 7, 2014. Call +1-719-457-0820 (Toll Free: +1-888-203-1112); and reference the conference pass code “3727600”.

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/Investor/index.htm. It will be available on February 4, 2014.

About MTS Systems Corporation

MTS Systems Corporation’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,299 employees at September 28, 2013 and revenue of $569 million for the fiscal year ended September 28, 2013. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading “Outlook” are forward-looking statements, and words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions identify forward-looking statements in other parts of the release.

MTS News Release

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: government contracting; the Company’s significant international business including but not limited to currency value fluctuations, difficulty enforcing agreements and collecting receivables, import and export matters, higher danger of terrorist activity, difficulty in staffing and compliance with laws; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business because the Company’s long-term success depends on its ability to expand its business through new product development, mergers and acquisitions, geographic expansion and service offerings, all of which are subject to inherent risks including but not limited to market demand, market acceptance of products and the ability to advance technology; costs related to development and manufacture of first-of-its-kind products; difficulties obtaining the services of skilled employees; the implementation of business process changes and associated restructuring of the Test business; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability claims and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; and cost, reputational and other risks associated with disclosing use of conflict minerals. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Fiscal Months Ended
	December 28, 2013	December 29, 2012

Revenue	$138,410	$142,668
Cost of sales	83,871	86,066
Gross profit	54,539	56,602
Gross margin	39.4%	39.7%

Operating expenses:
Selling, general and administrative	34,689	31,493
Research and development	5,703	5,052
Total operating expenses	40,392	36,545

Income from operations	14,147	20,057
Operating margin	10.2%	14.1%

Interest (expense) income, net	(160)	6
Other (expense) income, net	(292)	452

Income before income taxes	13,695	20,515
Provision for income taxes	4,550	6,732
Net income	$9,145	$13,783

Earnings per share:
Basic-
Earnings per share	$0.60	$0.88
Weighted average number of common shares outstanding - basic	15,352	15,669

Diluted-
Earnings per share	$0.59	$0.87
Weighted average number of common shares outstanding - diluted	15,539	15,845

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	December 28, 2013	September 28, 2013
ASSETS

Current Assets:
Cash and cash equivalents	$53,488	$48,333
Accounts receivable, net	95,976	102,860
Unbilled accounts receivable	73,906	75,988
Inventories	79,595	77,989
Other current assets	22,412	24,093
Total current assets	325,377	329,263

Property and equipment, net	79,429	78,399

Goodwill	16,821	16,624
Intangibles, net	18,872	19,656
Other assets	5,962	7,335
Total Assets	$446,461	$451,277

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-term borrowings	$35,000	$35,000
Accounts payable	27,502	29,816
Advance payments from customers	42,375	44,929
Other accrued liabilities	65,004	64,418
Total current liabilities	169,881	174,163

Other long-term liabilities	22,385	20,577
Total Liabilities	192,266	194,740

Shareholders’ Investment:
Common stock, $0.25 par; 64,000 shares authorized: 15,280 and 15,408 shares issued and outstanding as of December 28, 2013 and September 28, 2013, respectively	3,820	3,852
Retained earnings	236,304	240,348
Accumulated other comprehensive income	14,071	12,337
Total shareholders’ investment	254,195	256,537
Total Liabilities and Shareholders’ Investment	$446,461	$451,277

MTS News Release

Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Fiscal Months Ended
Test Segment	December 28, 2013	December 29, 2012	% Variance

Orders	$113,019	$116,734	-3%

Revenue	$113,523	$121,103	-6%
Cost of sales	72,858	76,459	-5%
Gross profit	40,665	44,644	-9%
Gross margin	35.8%	36.9%

Operating expenses	30,824	28,253	9%

Income from operations(1)	$9,841	$16,391	-40%

Sensors Segment

Orders	$25,782	$22,479	15%

Revenue	$24,887	$21,565	15%
Cost of sales	11,013	9,607	15%
Gross profit	13,874	11,958	16%
Gross margin	55.7%	55.5%

Operating expenses	9,568	8,292	15%

Income from operations	$4,306	$3,666	17%

Total Company

Orders	$138,801	$139,213	0%

Revenue	$138,410	$142,668	-3%
Cost of sales	83,871	86,066	-3%
Gross profit	54,539	56,602	-4%
Gross margin	39.4%	39.7%

Operating expenses	40,392	36,545	11%

Income from operations(1)	$14,147	$20,057	-29%

(1)	Income from operations for the three fiscal months ended December 28, 2013 includes severance and related charges of $4,252 thousand, of which $2,542 thousand and $1,710 thousand are reported in Cost of Sales and Operating Expenses, respectively.

MTS News Release

EXHIBIT B
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding Restructuring Charges to GAAP Measure
For the Fiscal Months Ended December 28, 2013
(unaudited - in thousands, except per share data)

Net income	$9,145
Restructuring charge, net of tax impact of $1.4 million	2,898
Net income excluding restructuring charges *	$12,043

Earnings Per Share	$0.59
Earnings Per Share - Impact of restructuring charges	0.19
Earnings per share excluding restructuring charges *	$0.78

* Denotes Non-GAAP financial measure